The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated October 5, 2022

JPMorgan Chase Financial Company LLC	October 2022

Pricing Supplement

Registration Statement Nos. 333-236659 and 333-236659-01

Dated October       , 2022

Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in Currencies

Market-Linked Notes Based on the Performance of an Equally Weighted Basket of Five Currencies Relative to the U.S. Dollar due April 24, 2025

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

The Market-Linked Notes, which we refer to as the notes, will pay no interest. At maturity, if the basket of five currencies, which we refer to as the reference currencies, has appreciated in value relative to the U.S. dollar, investors will receive the stated principal amount of their investment plus at least 100% of the appreciation of the basket from the initial basket value to the final basket value, subject to an effective cap on the return at maturity of at least 100%. However, if the final basket value is less than or equal to the initial basket value, at maturity investors will receive only the stated principal amount and will receive no supplemental redemption amount. The notes are for investors who are concerned about principal risk, but seek a currency-based return, and who are willing to forgo current income in exchange for repayment of the principal at maturity and the opportunity to earn a return reflecting at least 100% of the appreciation of the basket from the initial basket value to the final basket value, subject to an effective cap. The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., issued as part of JPMorgan Financial’s Medium-Term Notes, Series A, program. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

SUMMARY TERMS
Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.

Basket:	Reference currency	Basket weighting
	European Union euro (“EUR”)	20%
	Japanese yen (“JPY”)	20%
	British pound sterling (“GBP”)	20%
	Canadian dollar (“CAD”)	20%
	Australian dollar (“AUD”)	20%

Base currency:	U.S. dollar (“USD”)
Aggregate principal amount:	$
Payment at maturity:	If the final basket value is greater than the initial basket value, for each $1,000 stated principal amount note,

$1,000 + supplemental redemption amount

Because the supplemental redemption amount is effectively capped, assuming a participation rate of 100%, the maximum payment at maturity is $2,000 per $1,000 stated principal amount note.

If the final basket value is less than or equal to the initial basket value,
$1,000
In no event will the payment at maturity be less than the stated principal amount of $1,000 per note. You are entitled to repayment of principal in full at maturity, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.
Supplemental redemption amount:	$1,000 × participation rate × basket percent increase, provided that the supplemental redemption amount will not be greater than the effective cap of at least $1,000 per $1,000 stated principal amount note
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Participation rate:	At least 100%. The actual participation rate will be provided in the pricing supplement and will not be less than 100%.
Initial basket value:	Set equal to 100 on the pricing date
Final basket value:	The basket closing value on the valuation date
Basket closing value:

The basket closing value on the valuation date will be calculated as follows:

100 × [1 + sum of (reference currency return of each reference currency ×

basket weighting of that reference currency)]

The reference currency return formula for each reference currency effectively limits the contribution of that reference currency to a 100% return but does not limit any negative contribution of that reference currency.

Stated principal amount:	$1,000 per note
Issue price:	$1,000 per note (see “Commissions and issue price” below)
Pricing date:	October , 2022 (expected to price on or about October 14, 2022)
Original issue date (settlement date):	October , 2022 (3 business days after the pricing date)
Valuation date:	April 21, 2025, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” in the accompanying product supplement

Maturity date:	April 24, 2025, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement
Agent:	J.P. Morgan Securities LLC (“JPMS”)

	Terms continued on the following page
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per note	$1,000.00	$25.00(2)	$970.00
		$5.00(3)
Total	$	$	$
(1)	See “Additional Information About the Notes — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the notes.
(2)	JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). In no event will these selling commissions exceed $25.00 per $1,000 stated principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each $1,000 stated principal amount note.

If the notes priced today and assuming a maximum payment at maturity equal to the minimum listed above, the estimated value of the notes would be approximately $934.00 per $1,000 stated principal amount note. The estimated value of the notes on the pricing date will be provided in the pricing supplement and will not be less than $920.00 per $1,000 stated principal amount note. See “Additional Information About the Notes — The estimated value of the notes” in this document for additional information.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Risk Factors” beginning on page 13 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Notes” at the end of this document.

Product supplement no. 2-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021465/crt_dp139320-424b2.pdf

Prospectus supplement and prospectus, each dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

JPMorgan Chase Financial Company LLC

Market-Linked Notes Based on the Performance of an Equally Weighted Basket of Five Currencies Relative to the U.S. Dollar due April 24, 2025

Terms continued from previous page:
Reference currency return:

With respect to EUR, GBP and AUD, the reference currency return is calculated as follows:

ending spot rate – starting spot rate

ending spot rate

With respect to JPY and CAD, the reference currency return is calculated as follows:

starting spot rate – ending spot rate

starting spot rate

Under these formulas, the reference currency return for a reference currency increases as that reference currency appreciates relative to the U.S. dollar (and as the U.S. dollar depreciates relative to that reference currency). Conversely, the reference currency return for a reference currency decreases as that reference currency depreciates relative to the U.S. dollar (and as the U.S. dollar appreciates relative to that reference currency).

In addition, these formulas have the effect of diminishing any appreciation of the reference currencies and magnifying any depreciation of the reference currencies relative to the U.S. dollar and effectively limit the contribution of each reference currency to an approximately 100% return but do not limit negative contribution of any reference currency.

See “How Do the Reference Currency Return Formulas Work?”, “Hypothetical Payouts on the Notes at Maturity” and “Risk Factors — Risks Relating to the Notes Generally — Your notes are subject to an embedded maximum payment at maturity” and “Risk Factors — Risks Relating to the Notes Generally — The method of calculating the reference currency returns will diminish any appreciation of the reference currencies and magnify any depreciation of the reference currencies relative to the U.S. dollar” in this pricing supplement for more information.

Currency business day:	A “currency business day,” with respect to each reference currency, means a day, as determined by the calculation agent, on which (a) dealings in foreign currency in accordance with the practice of the foreign exchange market occur in the City of New York, the principal financial center for the applicable reference currency (with respect to EUR, Frankfurt, Germany; with respect to JPY, Tokyo, Japan; with respect to GBP, London, United Kingdom; with respect to CAD, Toronto, Canada and with respect to AUD, Sydney, Australia); (b) banking institutions in the City of New York and that principal financial center for that reference currency are not otherwise authorized or required by law, regulation or executive order to close and (c) with respect to EUR, the Trans-European Automated Real-time Gross Settlement Express Transfer System (TARGET2) is open.
Starting spot rate:	With respect to each reference currency, the spot rate of that reference currency on the pricing date
Ending spot rate:	With respect to each reference currency, the spot rate of that reference currency on the valuation date
Spot rate:

With respect to EUR, GBP and AUD, the spot rate on any relevant day is expressed as a number of U.S. dollar per one unit of the applicable reference currency as reported by Refinitiv Ltd. (“Refinitiv”) on the page set forth in the table below (or any successor page) at approximately 10:00 a.m., New York City time, on that day.

With respect to JPY and CAD, the spot rate on any relevant day is expressed as a number of units of the applicable reference currency per one U.S. dollar as reported by Refinitiv on the page set forth in the table below (or any successor page) at approximately 10:00 a.m., New York City time, on that day.

Reference currency	Refinitiv Page
EUR	USDEURFIXM=WM
JPY	USDJPYFIXM=WM
GBP	USDGBPFIXM=WM
CAD	USDCADFIXM=WM
AUD	USDAUDFIXM=WM

CUSIP / ISIN:	48133MDV9 / US48133MDV90
Listing:	The notes will not be listed on any securities exchange.

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JPMorgan Chase Financial Company LLC

Market-Linked Notes Based on the Performance of an Equally Weighted Basket of Five Currencies Relative to the U.S. Dollar due April 24, 2025

Investment Summary

Market-Linked Notes

The Market-Linked Notes Based on the Performance of an Equally Weighted Basket of Five Currencies Relative to the U.S. Dollar due April 24, 2025 (the “notes”) provide investors with an opportunity to receive a return reflecting at least 100% (to be provided in the pricing supplement) of the positive performance of the basket relative to the U.S. dollar.

If the final basket value is greater than the initial basket value, the notes will pay the stated principal amount of $1,000 plus a supplemental redemption amount. The supplemental redemption amount provides at least 100% upside participation (e.g., assuming a participation rate of 100%, if the basket appreciates 10% from the initial basket value to the final basket value, the investor receives 100% of principal plus 10% at maturity) in the performance of the basket. Because the supplemental redemption amount is effectively capped, assuming a participation rate of 100%, the maximum payment at maturity is $2,000 per $1,000 stated principal amount note.

If the final basket value is equal to or less than the initial basket value, the payment at maturity per note will be equal to the $1,000 principal amount of notes. The notes do not pay interest, and all payments on the notes, including the repayment of principal at maturity, are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

Maturity:	Approximately 30 months
Participation rate:	At least 100% (to be provided in the pricing supplement)

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JPMorgan Chase Financial Company LLC

Market-Linked Notes Based on the Performance of an Equally Weighted Basket of Five Currencies Relative to the U.S. Dollar due April 24, 2025

Key Investment Rationale

The notes offer at least 100% (to be provided in the pricing supplement) participation in the positive performance of the basket relative to the U.S. dollar, while providing for the repayment of the principal amount at maturity. At maturity, if the basket has appreciated, investors will receive the stated principal amount of their investment plus at least 100% (to be provided in the pricing supplement) of the appreciation of the basket. Because the supplemental redemption amount is effectively capped, assuming a participation rate of 100%, the maximum payment at maturity is $2,000 per $1,000 stated principal amount note. At maturity, if the basket has depreciated, the investor will receive only the stated principal amount.

Repayment of Principal	The notes offer investors 1 to 1 upside exposure to any basket percent increase, while providing for the repayment of principal in full at maturity.
Upside Scenario	The basket increases in value and, at maturity, the notes pay the stated principal amount of $1,000 plus a return equal to at least 100% of the basket percent increase. The actual participation rate will be provided in the pricing supplement. Because the supplemental redemption amount is effectively capped, assuming a participation rate of 100%, the maximum payment at maturity is $2,000 per $1,000 stated principal amount note.
Par Scenario	The final basket value is less than or equal to the initial basket value. In this case, at maturity, the notes pay the stated principal amount of $1,000 per note.

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JPMorgan Chase Financial Company LLC

Market-Linked Notes Based on the Performance of an Equally Weighted Basket of Five Currencies Relative to the U.S. Dollar due April 24, 2025

How Do Exchange Rates Work?

Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

European Union Euro, British Pound Sterling and Australian Dollar

With respect to each of EUR, GBP and AUD, the spot rate is expressed as a number of U.S. dollars per one unit of the applicable reference currency.

•	As a result, an increase in the spot rate from the starting spot rate to the ending spot rate means that the applicable reference currency has appreciated / strengthened relative to the U.S. dollar from the starting spot rate to the ending spot rate. This means that it would take more U.S. dollars to purchase one unit of the applicable reference currency on the valuation date than it did on the pricing date. Viewed another way, one U.S. dollar could purchase fewer units of the applicable reference currency on the valuation date than it could on the pricing date.
•	Conversely, a decrease in the spot rate from the starting spot rate to the ending spot rate means that the applicable reference currency has depreciated / weakened relative to the U.S. dollar from the starting spot rate to the ending spot rate. This means that one U.S. dollar could purchase more units of the applicable reference currency on the valuation date than it could on the pricing date. Viewed another way, it would take fewer U.S. dollars to purchase one unit of the applicable reference currency on the valuation date than it did on the pricing date.

Japanese Yen and Canadian Dollar

With respect to each of JPY and CAD, the spot rate is expressed as a number of units of the applicable reference currency per one U.S. dollar.

•	As a result, a decrease in the spot rate from the starting spot rate to the ending spot rate means that the applicable reference currency has appreciated / strengthened relative to the U.S. dollar from the starting spot rate to the ending spot rate. This means that one unit of the applicable reference currency could purchase more U.S. dollars on the valuation date than it could on the pricing date. Viewed another way, it would take fewer units of the applicable reference currency to purchase one U.S. dollar on the valuation date than it did on the pricing date.
•	Conversely, an increase in the spot rate from the starting spot rate to the ending spot rate means that the applicable reference currency has depreciated / weakened relative to the U.S. dollar from the starting spot rate to the ending spot rate. This means that it would take more units of the applicable reference currency to purchase one U.S. dollar on the valuation date than it did on the pricing date. Viewed another way, one unit of the applicable reference currency could purchase fewer U.S. dollars on the valuation date than it could on the pricing date.

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JPMorgan Chase Financial Company LLC

Market-Linked Notes Based on the Performance of an Equally Weighted Basket of Five Currencies Relative to the U.S. Dollar due April 24, 2025

How Do the Reference Currency Return Formulas Work?

Each reference currency return reflects the return of the applicable reference currency relative to the U.S. dollar from the starting spot rate to the ending spot rate, calculated using the applicable formula set forth above under “Summary Terms — Reference currency return.” While each reference currency return for purposes of the notes is determined using the applicable formula set forth above under “Summary Terms — Reference currency return,” there are other reasonable ways to determine the return of a reference currency relative to the U.S. dollar that would provide different results. For example, another way to calculate the return of a reference currency relative to the U.S. dollar would be to calculate the return that would be achieved by converting U.S. dollar into that reference currency at the starting spot rate on the pricing date and then, on the valuation date, converting back into U.S. dollar at the applicable ending spot rate. In this pricing supplement, we refer to the return of a reference currency relative to the U.S. dollar calculated using that method, which is not used for purposes of the notes, as a “conversion return.”

As demonstrated by the examples below, under the reference currency return formulas, any appreciation of a reference currency relative to the U.S. dollar will be diminished, as compared to a conversion return, while any depreciation of a reference currency relative to the U.S. dollar will be magnified, as compared to a conversion return. In addition, the diminishing effect on any appreciation of a reference currency relative to the U.S. dollar increases as the applicable reference currency return increases, and the magnifying effect on any depreciation of a reference currency relative to the U.S. dollar increases as the applicable reference currency return decreases. Accordingly, your payment at maturity may be less than if you had invested in similar notes that reflected conversion returns.

European Union Euro, British Pound Sterling and Australian Dollar (expressed as a number of U.S. dollars per one unit of the applicable reference currency)

The following examples assume a starting spot rate of 1.00 for EUR relative to the U.S. dollar.

•	Example 1: EUR strengthens from the starting spot rate of 1.00 to an ending spot rate of 1.10.

The reference currency return is equal to 9.09%, calculated as follows:

(1.10 – 1.00) / 1.10 = 9.09%

By contrast, if the return on EUR were determined using a conversion return, the return would be 10.00%.

•	Example 2: EUR strengthens from the starting spot rate of 1.00 to an ending spot rate of 100.

The reference currency return is equal to 99.00%, which demonstrates the effective cap of approximately 100% on the reference currency return, calculated as follows:

(100 – 1.00) / 100 = 99.00%

By contrast, if the return on EUR were determined using a conversion return, which would not be subject to the effective cap of approximately 100%, the return would be 9,900.00%.

As Examples 1 and 2 above demonstrate, the diminishing effect on any appreciation of a reference currency relative to the U.S. dollar increases as the applicable reference currency return increases.

•	Example 3: EUR weakens from the starting spot rate of 1.00 to an ending spot rate of 0.90.

The reference currency return is equal to -11.11%, calculated as follows:

(0.90 – 1.00) / 0.90 = -11.11%

By contrast, if the return on EUR were determined using a conversion return, the return would be -10.00%.

•	Example 4: EUR weakens from the starting spot rate of 1.00 to an ending spot rate of 0.25.

The reference currency return is equal to -300.00%, which demonstrates that there is no limit on the downside for the reference currency return, calculated as follows:

(0.25 – 1.00) / 0.25 = -300.00%

By contrast, if the return on EUR were determined using a conversion return, the return would be -75.00%.

As Examples 3 and 4 above demonstrate, the magnifying effect on any depreciation of a reference currency relative to the U.S. dollar increases as the applicable reference currency return decreases.

Japanese Yen and Canadian Dollar (expressed as a number of units of the applicable reference currency per one U.S. dollar)

The following examples assume a starting spot rate of 140 for JPY relative to the U.S. dollar.

•	Example 1: JPY strengthens from the starting spot rate of 140 to an ending spot rate of 126.

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JPMorgan Chase Financial Company LLC

Market-Linked Notes Based on the Performance of an Equally Weighted Basket of Five Currencies Relative to the U.S. Dollar due April 24, 2025

The reference currency return is equal to 10.00%, calculated as follows:

(140 – 126) / 140 = 10.00%

By contrast, if the return on JPY were determined using a conversion return, the return would be 11.11%.

•	Example 2: JPY strengthens from the starting spot rate of 140 to an ending spot rate of 1.40.

The reference currency return is equal to 99.00%, which demonstrates the effective cap of approximately 100% on the reference currency return, calculated as follows:

(140 – 1.40) / 140 = 99.00%

By contrast, if the return on JPY were determined using a conversion return, which would not be subject to the effective cap of approximately 100%, the return would be 9,900.00%.

As Examples 1 and 2 above demonstrate, the diminishing effect on any appreciation of a reference currency relative to the U.S. dollar increases as the applicable reference currency return increases.

•	Example 3: JPY weakens from the starting spot rate of 140 to an ending spot rate of 154.

The reference currency return is equal to -10.00%, calculated as follows:

(140 – 154) / 140 = -10.00%

By contrast, if the return on JPY were determined using a conversion return, the return would be -9.09%.

•	Example 4: JPY weakens from the starting spot rate of 140 to an ending spot rate of 560.

The reference currency return is equal to -300.00%, which demonstrates that there is no limit on the downside for the reference currency return, calculated as follows:

(140 – 560) / 140 = -300.00%

By contrast, if the return on JPY were determined using a conversion return, the return would be -75.00%.

As Examples 3 and 4 above demonstrate, the magnifying effect on any depreciation of a reference currency relative to the U.S. dollar increases as the applicable reference currency return decreases.

The hypothetical starting spot rate, ending spot rates and reference currency returns set forth above are for illustrative purposes only and have been rounded for ease of analysis.

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JPMorgan Chase Financial Company LLC

Market-Linked Notes Based on the Performance of an Equally Weighted Basket of Five Currencies Relative to the U.S. Dollar due April 24, 2025

How the Notes Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the notes based on the following terms:

Stated principal amount:	$1,000 per note
Participation rate:	100%* (which represents the lowest hypothetical participation rate)*

* The actual participation rate will be provided in the pricing supplement and will not be less than 100%.

Notes Payoff Diagram

How it works

▪  Upside Scenario. Under the hypothetical terms of the notes, if the final basket value is greater than the initial basket value, for each $1,000 principal amount note investors will receive the $1,000 stated principal amount plus a return equal to 100% of the appreciation of the basket over the term of the notes.

▪	If the basket appreciates 10%, investors would receive a 10.00% return, or $100.00 per note.
▪	Because the supplemental redemption amount is effectively capped, assuming a participation rate of 100%, the maximum payment at maturity is $2,000 per $1,000 stated principal amount note.

▪  Par Scenario. If the final basket value is less than or equal to the initial basket value, at maturity investors will receive the stated principal amount of $1,000 per note.

▪	If the basket depreciates 5%, investors will receive the stated principal amount of $1,000 per note.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

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JPMorgan Chase Financial Company LLC

Market-Linked Notes Based on the Performance of an Equally Weighted Basket of Five Currencies Relative to the U.S. Dollar due April 24, 2025

Hypothetical Payouts on the Notes at Maturity

Below are examples of how to calculate the payment at maturity based on the hypothetical values of the reference currencies relative to the U.S. dollar in the respective tables below. The following hypothetical examples are provided for illustrative purposes only. Actual results may vary.

The hypothetical starting spot rate of each reference currency below has been chosen for illustrative purposes only and may not represent a likely actual starting spot rate of any reference currency.  The actual starting spot rate of each reference currency will be the spot rate of that reference currency on the pricing date and will be provided in the pricing supplement.  For historical data regarding the actual values of each reference currency relative to the U.S. dollar, please see the historical information set forth under “Basket Overview” in this pricing supplement.

Example 1:  The final basket value is greater than the initial basket value.

Reference currency	Basket Weighting	Hypothetical starting spot rate	Hypothetical ending spot rate	Reference currency return
EUR	20%	1.00	1.05263	+5.00%
JPY	20%	140.00	133.00	+5.00%
GBP	20%	1.10	1.15789	+5.00%
CAD	20%	1.40	1.33	+5.00%
AUD	20%	0.60	0.63158	+5.00%

Basket percent increase = (final basket value – initial basket value) / initial basket value

Initial basket value = 100

Final basket value = 100 × [1 + sum of (reference currency return of each reference currency × basket weighting of that reference currency)]

Using the hypothetical values above, the sum of the reference currency return of each reference currency times the basket weighting of that reference currency:

[(1.05263 – 1.00) / 1.05263] × 20% = 1%
[(140.00 – 133.00) / 140.00] × 20% = 1%
[(1.15789 – 1.10) / 1.15789] × 20% = 1%
[(1.40 – 1.33) / 1.40] × 20% = 1%
[(0.63158 – 0.60) / 0.63158] × 20% = 1%
1% + 1% + 1%+ 1% + 1% = 5%

Final basket value	=	100 × (1 + 5%), which equals 105.00
Basket percent increase	=	(105.00 – 100) / 100, which equals 5%

The payment at maturity per note will equal $1,000 plus the supplemental redemption amount.  The supplemental redemption amount will equal (i) $1,000 times (ii) the participation rate times (iii) the basket percent increase, or:

$1,000 × 100% × 5% = $50

At maturity, investors will receive $1,050 per $1,000 stated principal amount note.

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JPMorgan Chase Financial Company LLC

Market-Linked Notes Based on the Performance of an Equally Weighted Basket of Five Currencies Relative to the U.S. Dollar due April 24, 2025

Example 2: The final basket value is less than the initial basket value.

Reference currency	Basket Weighting	Hypothetical starting spot rate	Hypothetical ending spot rate	Reference currency return
EUR	20%	1.00	0.90909	-10.00%
JPY	20%	140.00	154.00	-10.00%
GBP	20%	1.10	1.00	-10.00%
CAD	20%	1.40	1.54	-10.00%
AUD	20%	0.60	0.54545	-10.00%

Final basket value = 100 × [1 + sum of (reference currency return of each reference currency × basket weighting of that reference currency)]

Using the hypothetical values above, the sum of the reference currency return of each reference currency times the basket weighting of that reference currency:

[(0.90909 – 1.00) / 0/90909] × 20% = -2%
[(140.00 – 154.00) / 140.00] × 20% = -2%
[(1.00 – 1.10) / 1.00] × 20% = -2%
[(1.40 – 1.54) / 1.40] × 20% = -2%
[(0.54545 – 0.60) / 0.54545] × 20% = -2%
(-2%) + (-2%) + (-2%) + (-2%) + (-2%)= -10%

Final basket value	=	100 × [1 + (-10%)], which equals 90

The payment at maturity per note will equal $1,000.

Because the final basket value is less than the initial basket value, investors will receive the stated principal amount of $1,000 per note.

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JPMorgan Chase Financial Company LLC

Market-Linked Notes Based on the Performance of an Equally Weighted Basket of Five Currencies Relative to the U.S. Dollar due April 24, 2025

Example 3: The final basket value is less than the initial basket value.

Reference currency	Basket Weighting	Hypothetical starting spot rate	Hypothetical ending spot rate	Reference currency return
EUR	20%	1.00	0.50	-100.00%
JPY	20%	140.00	126.00	+10.00%
GBP	20%	1.10	1.22222	+10.00%
CAD	20%	1.40	1.26	+10.00%
AUD	20%	0.60	0.66667	+10.00%

Final basket value = 100 × [1 + sum of (reference currency return of each reference currency × basket weighting of that reference currency)]

Using the hypothetical values above, the sum of the reference currency return of each reference currency times the basket weighting of that reference currency:

[(0.50 – 1.00) / 0.50] × 20% = -20%
[(140.00 – 126.00) / 140.00] × 20% = 2%
[(1.22222 – 1.10) / 1.22222] × 20% = 2%
[(1.40 – 1.26) / 1.40] × 20% = 2%
[(0.66667 – 0.60) / 0.66667] × 20% = 2%
(-20%) + 2% + 2%+ 2% + 2% = -12%

Final basket value	=	100 × (1 + (-12%)), which equals 88

In the above example, the ending spot rates of all the reference currencies except for EUR (with a combined weighting of 80% of the basket) are each higher than their respective starting spot rates, but the ending spot rate of EUR (with a weighting of 20% of the basket) is lower than its starting spot rate. Accordingly, although the ending spot rate of 80% of the reference currencies (by weight) have increased in value relative to the USD over their respective starting spot rates, the ending spot rate of the other 20% (by weight) of the basket has declined and, because it has declined significantly, its decline more than offsets the increases in the other reference currencies.

The payment at maturity per note will equal $1,000.

Because the final basket value is less than the initial basket value, investors will receive the stated principal amount of $1,000 per note.

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JPMorgan Chase Financial Company LLC

Market-Linked Notes Based on the Performance of an Equally Weighted Basket of Five Currencies Relative to the U.S. Dollar due April 24, 2025

Example 4: The final basket value is less than the initial basket value.

Reference currency	Basket Weighting	Hypothetical starting spot rate	Hypothetical ending spot rate	Reference currency return
EUR	20%	1.00	100.00	+99.00%
JPY	20%	140.00	840.00	-500.00%
GBP	20%	1.10	110.00	+99.00%
CAD	20%	1.40	0.014	+99.00%
AUD	20%	0.60	60.00	+99.00%

Final basket value = 100 × [1 + sum of (reference currency return of each reference currency × basket weighting of that reference currency)]

Using the hypothetical values above, the sum of the reference currency return of each reference currency times the basket weighting of that reference currency:

[(100.00 – 1.00) / 100.00] × 20% = 19.80%
[(140.00 – 840.00) / 140.00] × 20% = -100.00%
[(110.00 – 1.10) / 110.00] × 20% = 19.80%
[(1.40 – 0.014) / 1.40] × 20% = 19.80%
[(60.00 – 0.60) / 60.00] × 20% = 19.80%
19.80% + (-100.00%) + 19.80%+ 19.80% + 19.80% = -20.80%

Final basket value	=	100 × (1 + (-20.80%)), which equals 79.20

In the above example, the ending spot rates of all the reference currencies except for JPY (with a combined weighting of 80% of the basket) are each significantly higher than their respective starting spot rates, but the ending spot rate of JPY (with a weighting of 20% of the basket) is significantly lower than its starting spot rate. Accordingly, although the ending spot rate of 80% of the reference currencies (by weight) have increased in value relative to the USD over their respective starting spot rates, the ending spot rate of the other 20% (by weight) of the basket has declined and, because it has declined significantly, its decline more than offsets the increases in the other reference currencies. This example also demonstrates that no reference currency return will be greater than approximately 100%

The payment at maturity per note will equal $1,000.

Because the final basket value is less than the initial basket value, investors will receive the stated principal amount of $1,000 per note.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” of the accompanying prospectus supplement and the accompanying product supplement. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

Risks Relating to the Notes Generally

▪	The notes do not pay interest and may not pay more than the stated principal amount. If the final basket value is less than or equal the initial basket value, you will receive only the stated principal amount for each note you hold at maturity and will receive no supplemental redemption amount. As the notes do not pay any interest, if the basket does not appreciate relative to the U.S. dollar sufficiently over the term of the notes, the overall return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity. The notes have been designed for investors who are willing to forgo market fixed or floating interest rates in exchange for a supplemental redemption amount, if any, based on the performance of the basket.
▪	Your notes are subject to an embedded maximum payment at maturity. Because the reference currency returns are expressed either as the ending spot rate minus the starting spot rate, divided by the ending spot rate, or as the starting spot rate minus the ending spot rate, divided by the starting spot rate, your payment at maturity is subject to an embedded maximum payment at maturity. In no event will any reference currency return be greater than 100% and, accordingly, the basket percent increase will not be greater than 100%. As a result, assuming a participation rate of 100%, the supplemental redemption amount will be at most $1,000 per $1,000 principal amount note, and the payment at maturity will be at most $2,000 per $1,000 principal amount note. The participation rate will be provided in the pricing supplement and will not be less than 100%.
▪	The notes are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or anticipated decline in our or JPMorgan Chase & Co.’s credit ratings or increase in our or JPMorgan Chase & Co.’s credit spreads determined by the market for taking that credit risk is likely to adversely affect the market value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets. As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our notes. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
▪	Secondary trading may be limited. The notes will not be listed on a securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. JPMS may act as a market maker for the notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.
▪	The final terms and estimated valuation of the notes will be provided in the pricing supplement. The final terms of the notes will be provided in the pricing supplement. In particular, each of the estimated value of the notes and the participation rate will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this document. Accordingly, you should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the participation rate.

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Risks Relating to Conflicts of Interest

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the notes and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. The calculation agent will determine the final basket value and will calculate the amount of payment you will receive at maturity. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or the selection of a successor currency to any reference currency upon the occurrence of a succession event relating to that reference currency, may affect the payment to you at maturity.

In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the notes. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the notes on or prior to the pricing date and prior to maturity could adversely affect the values of the reference currencies relative to the U.S. dollar and, as a result, could decrease the amount an investor may receive on the notes at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the starting spot rate of a reference currency and, therefore, could potentially increase the value that the ending spot rate of a reference currency must reach before you receive a payment at maturity that exceeds the issue price of the notes or so that you do not suffer a loss on your initial investment in the notes. Additionally, these hedging or trading activities during the term of the notes, including on the valuation date, could adversely affect the final basket value and, accordingly, the amount an investor will receive at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

▪	The estimated value of the notes will be lower than the original issue price (price to public) of the notes. The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “Additional Information About the Notes — The estimated value of the notes” in this document.
▪	The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. The estimated value of the notes is determined by reference to internal pricing models of our affiliates. This estimated value of the notes is based on market conditions and other relevant factors existing at the time of pricing and assumptions about market parameters, which can include volatility, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing

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to buy the notes from you in secondary market transactions. See “Additional Information About the Notes — The estimated value of the notes” in this document.

▪	The estimated value of the notes is derived by reference to an internal funding rate. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “Additional Information about the Notes — The estimated value of the notes” in this document.
▪	The value of the notes as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the notes for a limited time period. We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Additional Information about the Notes — Secondary market prices of the notes” in this document for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
▪	Secondary market prices of the notes will likely be lower than the original issue price of the notes. Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, the structuring fee, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Secondary trading may be limited” below.

▪	Secondary market prices of the notes will be impacted by many economic and market factors. The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the values of the reference currencies relative to the U.S. dollar, including:
o	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
o	customary bid-ask spreads for similarly sized trades;
o	our internal secondary market funding rates for structured debt issuances;
o	the exchange rates and the volatility of the exchange rates of the reference currencies relative to the U.S. dollar;
o	suspension or disruption of market trading in the reference currencies and the U.S. dollar;
o	the time to maturity of the notes;
o	interest and yield rates in the market generally; and
o	a variety of other economic, financial, political, regulatory and judicial events.

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Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

Risks Relating to the Reference Currencies

▪	The method of calculating the reference currency returns will diminish any appreciation of the reference currencies and magnify any depreciation of the reference currencies relative to the U.S. dollar. Each reference currency return reflects the return of a reference currency relative to the U.S. dollar from the starting spot rate to the ending spot rate, calculated using the applicable formula set forth above under “Summary Terms — Reference currency return.” While each reference currency return for purposes of the notes is determined using the applicable formula set forth above under “Summary Terms — Reference currency return,” there are other reasonable ways to determine the return of a reference currency relative to the U.S. dollar that would provide different results. For example, another way to calculate the return of a reference currency relative to the U.S. dollar would be to calculate the return that would be achieved by converting U.S. dollars into that reference currency at the starting spot rate on the pricing date and then, on the valuation date, converting back into U.S. dollars at the ending spot rate. In this pricing supplement, we refer to the return of a reference currency relative to the U.S. dollar calculated using that method, which is not used for purposes of the notes, as a “conversion return.”

Under the reference currency return formula, any appreciation of a reference currency relative to the U.S. dollar will be diminished, as compared to a conversion return, while any depreciation of a reference currency y relative to the U.S. dollar will be magnified, as compared to a conversion return. The diminishing effect on any appreciation of a reference currency relative to the U.S. dollar, which we refer to as an embedded variable decelerating upside leverage, increases as the reference currency return increases. The magnifying effect on any depreciation of a reference currency relative to the U.S. dollar, which we refer to as an embedded variable downside leverage, increases as the reference currency return decreases. Accordingly, your payment at maturity may be less than if you had invested in similar notes that reflected conversion returns. See “How Do the Reference Currency Return Formulas Work?” in this pricing supplement for more information.

▪	Movements in the exchange rates of the reference currencies relative to the U.S. dollar may be highly correlated. Because the performance of the basket is determined by the performances of the reference currencies relative to the U.S. dollar, your notes will be exposed to currency exchange rate risk with respect to the European Union and its member countries, Japan, the United Kingdom, Canada and Australia (the “reference currency countries”) and the United States. High correlation of movements in the exchange rates of the reference currencies relative to the U.S. dollar during periods of negative returns could have an adverse effect on your return on your investment at maturity. However, the movements in the exchange rates of the reference currencies relative to the U.S. dollar may not be correlated. See the immediately following risk factor for more information.
▪	Changes in the values of the reference currencies relative to the U.S. dollar may offset each other. Changes in the values of the reference currencies relative to the U.S. dollar may not correlate with each other. At a time when one of the reference currencies appreciates relative to the U.S. dollar, one or more of the other reference currencies may depreciate relative to the U.S. dollar or may not appreciate as much. Therefore, in calculating the final basket value, appreciation by one of the reference currencies relative to the U.S. dollar may be moderated, or more than offset, by depreciation or lesser appreciation of the other reference currencies relative to the U.S. dollar. Because each reference currency return is subject to an embedded maximum return of approximately 100%, with no limit on the downside, and because of the embedded variable decelerating upside leverage and the embedded variable downside leverage, depreciation by one reference currency relative to the U.S. dollar may result in a final basket value that is less than or equal to the starting basket value and therefore no return at maturity, even when the other reference currencies appreciate significantly relative to the U.S. dollar. See “Hypothetical Payouts on the Notes at Maturity” in this pricing supplement for more information.

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▪	The notes might not pay as much as a direct investment in the reference currencies. You may receive a lower payment at maturity than you would have received if you had invested directly in the reference currencies individually, a combination of reference currencies or contracts related to the reference currencies for which there is an active secondary market.
▪	The notes are subject to currency exchange risk. Foreign currency exchange rates vary over time, and may vary considerably during the term of the notes. The value of a reference currency or the U.S. dollar is at any moment a result of the supply and demand for that currency. Changes in foreign currency exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the reference currency countries, the United States and other relevant countries or regions.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;
•	existing and expected interest rate levels;
•	the balance of payments in the reference currency countries and the United States, and between each country or region and its major trading partners;
•	political, civil or military unrest in the reference currency countries and the United States; and
•	the extent of governmental surplus or deficit in the reference currency countries and the United States.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the reference currency countries and the United States, and those of other countries important to international trade and finance.

▪	Governmental intervention could materially and adversely affect the value of the notes. Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government or left to float freely. Governments, including those of the reference currency countries and the United States, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the notes is that their trading value and amount payable could be affected by the actions of sovereign governments, fluctuations in response to other market forces and the movement of currencies across borders.
▪	Even though the reference currencies and the U.S. dollar trade around-the-clock, the notes will not. Because the inter-bank market in foreign currencies is a global, around-the-clock market, the hours of trading for the notes, if any, will not conform to the hours during which the reference currencies and the U.S. dollar are traded. Consequently, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes. Additionally, there is no systematic reporting of last-sale information for foreign currencies which, combined with the limited availability of quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of the underlying foreign exchange markets.
▪	Currency exchange risks can be expected to heighten in periods of financial turmoil. In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions. In addition, governments around the world, including the United States government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Such interventions affect currency exchange rates globally and, in particular, the value of the reference currencies relative to the U.S. dollar. Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which

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could have a material adverse effect on the value of the notes and your return on your investment in the notes at maturity.

▪	Currency market disruptions may adversely affect your return. The calculation agent may, in its sole discretion, determine that the currency markets have been affected in a manner that prevents it from properly determining, among other things, the spot rates and the reference currency returns. These events may include disruptions or suspensions of trading in the currency markets as a whole, and could be a Convertibility Event, a Deliverability Event, a Liquidity Event, a Taxation Event, a Discontinuity Event or a Price Source Disruption Event. See “The Underlyings — Currencies — Market Disruption Events for a Reference Currency Relative to a Base Currency” in the accompanying product supplement for further information on what constitutes a market disruption event.

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Basket Overview

The basket is an equally weighted basket composed of five reference currencies relative to the U.S. dollar.

Reference currency information as of October 4, 2022
Reference Currency	Current Spot Rate	Current Exchange Rate	52 Weeks Ago (Exchange Rate)	52 Week High (Exchange Rate)	52 Week Low (Exchange Rate)	Basket weighting
European Union euro (EUR)	0.99380	0.9986	1.1621 (on 10/4/2021)	1.1681 (on 10/28/2021)	0.9594 (on 9/27/2022)	20%
Japanese yen (JPY)	144.600	144.13	110.93 (on 10/4/2021)	144.8000 (on 9/27/2022)	110.9300 (on 10/4/2021)	20%
British pound sterling (GBP)	1.13775	1.1476	1.361 (on 10/4/2021)	1.3824 (on 10/20/2021)	1.0689 (on 9/26/2022)	20%
Canadian dollar (CAD)	1.36320	1.3513	1.2589 (on 10/4/2021)	1.3829 (on 9/30/2022)	1.2321 (on 10/20/2021)	20%
Australian dollar (AUD)	0.64835	0.6501	0.7281 (on 10/4/2021)	0.7579 (on 4/5/2022)	0.6400 (on 9/30/2022)	20%

We obtained the spot rates above from Refinitiv, without independent verification, and the exchange rates above from the Bloomberg Professional® service (“Bloomberg”), without independent verification.

The following graph is calculated to show the performance of the basket during the period from January 2, 2017 through October 4, 2022, assuming the reference currencies are weighted as set out above such that the initial basket value was 100 on January 2, 2017 and that the exchange rates of each reference currency relative to the U.S. dollar on the relevant dates were the spot rates on those dates and illustrates the effect of the offset and/or correlation among the reference currencies during that period. The exchange rates and the historical basket performance data in this graph were determined using the rates reported by Bloomberg and may not be indicative of the basket performance using the spot rates of the reference currencies relative to the U.S. dollar that would be derived from the applicable Refinitiv pages. The graph does not attempt to show your expected return on an investment in the notes. You cannot predict the future performance of any reference currency or of the basket as a whole relative to the U.S. dollar, or whether increases in the value of any reference currency relative to the U.S. dollar will be offset by decreases in the values of the other reference currencies relative to the U.S. dollar. The historical performance of the basket and the degree of correlation between the value trends of the reference currencies (or lack thereof) should not be taken as an indication of its future performance.

Historical Daily Basket Performance January 2, 2017 to October 4, 2022

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The following graphs set forth the exchange rates for each of the reference currencies for the period from January 2, 2017 through October 4, 2022. The related tables set forth the published high and low, as well as end-of-quarter, exchange rates for each reference currency for each quarter in the same period. We obtained the exchange rate information above and the information in the tables and graphs from Bloomberg, without independent verification. The historical exchange rates and historical performance of the reference currencies should not be taken as an indication of future performance, and no assurance can be given as to the closing levels of the reference currencies and basket closing value on the valuation date. There can be no assurance that the basket will appreciate relative to the U.S. dollar over the term of the notes so that you will receive a positive return on your initial investment in the notes.

The exchange rates displayed in the tables and graphs above and below are for illustrative purposes only and do not form part of the calculation of the reference currency returns. The value of the basket increases when the individual reference currencies appreciate in value against the U.S. dollar.

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European Euro Relative to the U.S. Dollar Historical Performance – Daily Exchange Rates January 2, 2017 to October 4, 2022

European Union euro (EUR)	High	Low	Period End
2017
First Quarter	1.0865	1.0406	1.0653
Second Quarter	1.1440	1.0590	1.1426
Third Quarter	1.2036	1.1346	1.1814
Fourth Quarter	1.2005	1.1587	1.2005
2018
First Quarter	1.2509	1.1937	1.2324
Second Quarter	1.2379	1.1540	1.1683
Third Quarter	1.1777	1.1344	1.1604
Fourth Quarter	1.1593	1.1218	1.1469
2019
First Quarter	1.1543	1.1194	1.1217
Second Quarter	1.1398	1.1129	1.1368
Third Quarter	1.1286	1.0900	1.0900
Fourth Quarter	1.1214	1.0932	1.1214
2020
First Quarter	1.1447	1.0691	1.1031
Second Quarter	1.1374	1.0777	1.1234
Third Quarter	1.1936	1.1239	1.1721
Fourth Quarter	1.2298	1.1641	1.2217
2021
First Quarter	1.2327	1.1717	1.1730
Second Quarter	1.2250	1.1759	1.1858
Third Quarter	1.1887	1.1580	1.1580
Fourth Quarter	1.1681	1.1199	1.1370
2022
First Quarter	1.1455	1.0854	1.1067
Second Quarter	1.1043	1.0380	1.0484
Third Quarter	1.0422	0.9594	0.9802
Fourth Quarter (through October 4, 2022)	0.9986	0.9826	0.9986

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Japanese Yen Relative to the U.S. Dollar Historical Performance – Daily Exchange Rates January 2, 2017 to October 4, 2022

Japanese yen (JPY)	High	Low	Period End
2017
First Quarter	117.75	110.66	111.39
Second Quarter	114.29	108.42	112.37
Third Quarter	114.04	107.83	112.53
Fourth Quarter	114.18	111.09	112.69
2018
First Quarter	113.09	104.73	106.28
Second Quarter	111.05	105.90	110.75
Third Quarter	113.70	110.07	113.70
Fourth Quarter	114.53	109.70	109.70
2019
First Quarter	111.91	107.67	110.85
Second Quarter	112.19	107.19	107.89
Third Quarter	108.86	105.30	108.08
Fourth Quarter	109.65	106.91	108.61
2020
First Quarter	112.09	102.37	107.54
Second Quarter	109.59	106.12	107.93
Third Quarter	107.52	104.57	105.48
Fourth Quarter	106.03	103.11	103.25
2021
First Quarter	110.72	102.71	110.72
Second Quarter	111.11	107.88	111.11
Third Quarter	111.96	109.04	111.29
Fourth Quarter	115.43	110.93	115.08
2022
First Quarter	123.86	113.69	121.70
Second Quarter	136.59	122.52	135.72
Third Quarter	144.80	131.61	144.74
Fourth Quarter (through October 4, 2022)	144.55	144.13	144.13

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British Pound Sterling Relative to the U.S. Dollar Historical Performance – Daily Exchange Rates January 2, 2017 to October 4, 2022

British Pound Sterling (GBP)	High	Low	Period End
2017
First Quarter	1.2659	1.2049	1.2552
Second Quarter	1.3030	1.2374	1.3026
Third Quarter	1.3594	1.2800	1.3402
Fourth Quarter	1.3526	1.3059	1.3521
2018
First Quarter	1.4261	1.3502	1.4017
Second Quarter	1.4338	1.3078	1.3212
Third Quarter	1.3280	1.2697	1.3031
Fourth Quarter	1.3233	1.2489	1.2760
2019
First Quarter	1.3339	1.2607	1.3038
Second Quarter	1.3174	1.2534	1.2695
Third Quarter	1.2639	1.2028	1.2292
Fourth Quarter	1.3335	1.2206	1.3255
2020
First Quarter	1.3250	1.1485	1.2420
Second Quarter	1.2747	1.2116	1.2401
Third Quarter	1.3384	1.2468	1.2920
Fourth Quarter	1.3670	1.2881	1.3670
2021
First Quarter	1.4141	1.3518	1.3783
Second Quarter	1.4212	1.3707	1.3831
Third Quarter	1.3959	1.3427	1.3474
Fourth Quarter	1.3824	1.3204	1.3532
2022
First Quarter	1.3706	1.3002	1.3138
Second Quarter	1.3117	1.1997	1.2178
Third Quarter	1.2250	1.0689	1.1170
Fourth Quarter (through October 4, 2022)	1.1476	1.1323	1.1476

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Canadian Dollar Relative to the U.S. Dollar Historical Performance – Daily Exchange Rates January 2, 2017 to October 4, 2022

Canadian dollar (CAD)	High	Low	Period End
2017
First Quarter	1.3512	1.3023	1.3314
Second Quarter	1.3749	1.2961	1.2961
Third Quarter	1.3007	1.2110	1.2471
Fourth Quarter	1.2897	1.2458	1.2573
2018
First Quarter	1.3096	1.2268	1.2900
Second Quarter	1.3339	1.2550	1.3134
Third Quarter	1.3273	1.2904	1.2909
Fourth Quarter	1.3641	1.2813	1.3641
2019
First Quarter	1.3638	1.3102	1.3349
Second Quarter	1.3519	1.3095	1.3095
Third Quarter	1.3336	1.3027	1.3240
Fourth Quarter	1.3339	1.2990	1.2990
2020
First Quarter	1.4511	1.2965	1.4062
Second Quarter	1.4211	1.3382	1.3576
Third Quarter	1.3615	1.3045	1.3319
Fourth Quarter	1.3325	1.2701	1.2725
2021
First Quarter	1.2851	1.2405	1.2562
Second Quarter	1.2609	1.2035	1.2398
Third Quarter	1.2828	1.2322	1.2680
Fourth Quarter	1.2940	1.2321	1.2639
2022
First Quarter	1.2885	1.2477	1.2505
Second Quarter	1.3046	1.2485	1.2873
Third Quarter	1.3829	1.2764	1.3829
Fourth Quarter (through October 4, 2022)	1.3624	1.3513	1.3513

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Australian Dollar Relative to the U.S. Dollar – Daily Exchange Rates January 2, 2017 to October 4, 2022

Australian dollar (AUD)	High	Low	Period End
2017
First Quarter	0.7731	0.7185	0.7628
Second Quarter	0.7687	0.7344	0.7687
Third Quarter	0.8057	0.7586	0.7834
Fourth Quarter	0.7892	0.7509	0.7809
2018
First Quarter	0.8107	0.7662	0.7680
Second Quarter	0.7784	0.7341	0.7404
Third Quarter	0.7467	0.7105	0.7222
Fourth Quarter	0.7358	0.7033	0.7050
2019
First Quarter	0.7272	0.6985	0.7097
Second Quarter	0.7179	0.6853	0.7020
Third Quarter	0.7075	0.6716	0.6750
Fourth Quarter	0.7018	0.6704	0.7018
2020
First Quarter	0.7017	0.5743	0.6131
Second Quarter	0.7021	0.5997	0.6903
Third Quarter	0.7376	0.6915	0.7162
Fourth Quarter	0.7694	0.7028	0.7694
2021
First Quarter	0.7968	0.7580	0.7598
Second Quarter	0.7844	0.7479	0.7498
Third Quarter	0.7530	0.7132	0.7227
Fourth Quarter	0.7544	0.7001	0.7262
2022
First Quarter	0.7515	0.6988	0.7482
Second Quarter	0.7579	0.6856	0.6903
Third Quarter	0.7121	0.6400	0.6400
Fourth Quarter (through October 4, 2022)	0.6516	0.6501	0.6501

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Market-Linked Notes Based on the Performance of an Equally Weighted Basket of Five Currencies Relative to the U.S. Dollar due April 24, 2025

Additional Information about the Notes

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the notes will be postponed to the third business day following the valuation date as postponed.
Minimum ticketing size:	$1,000 / 1 note
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
The estimated value of the notes:

The estimated value of the notes set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The estimated value of the notes is derived by reference to an internal funding rate” in this document. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates” in this document.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The estimated value of the notes will be lower than the original issue price (price to public) of the notes” in this document.

Secondary market prices of the notes:	For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs

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included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of two years and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The value of the notes as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the notes for a limited time period.”

Tax considerations:

Taxed as Contingent Payment Debt Instruments

There is uncertainty regarding the U.S. federal income tax consequences of an investment in the notes due to the lack of governing authority. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences,” and in particular the subsection thereof entitled “— Notes Treated as Debt Instruments That Have a Term of More than One Year,” in the accompanying product supplement no. 2-II. Our special tax counsel, Davis Polk & Wardwell LLP, is of the opinion that the notes will be treated for U.S. federal income tax purposes as debt instruments. Based on current market conditions, we intend to treat the notes for U.S. federal income tax purposes as “contingent payment debt instruments”. The remainder of this discussion assumes that the notes are contingent payment debt instruments. As discussed in the subsection entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes with a Term of More than One Year — Notes Treated as Contingent Payment Debt Instruments” in the accompanying product supplement, you generally will be required to accrue original issue discount on your notes in each taxable year at the “comparable yield,” as determined by us, although we will not make any payment with respect to the notes until maturity. Upon the sale or exchange of a note (including at maturity), you will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted basis in the note, which generally will equal the cost thereof, increased by the amount of original issue discount you have accrued in respect of the note. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations. Special rules may apply if the amount payable at maturity is treated as becoming fixed prior to maturity. The discussions herein and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. Purchasers who are not initial purchasers of notes at their issue price should consult their tax advisers with respect to the tax consequences of an investment in notes, including the treatment of the difference, if any, between the basis in their notes and the notes’ adjusted issue price.

Because our intended treatment of the notes as CPDIs is based on current market conditions, we may determine an alternative treatment is more appropriate based on circumstances at the time of pricing. Our ultimate determination will be binding on you, unless you properly disclose to the IRS an alternative treatment. Also, the IRS may challenge the treatment of the notes as CPDIs. If we determine not to treat the notes as CPDIs, or if the IRS successfully challenges the treatment of the notes as CPDIs, then the notes likely would be treated as original issue discount debt instruments (that are not CPDIs) with an amount of original issue discount equal to the maximum return at maturity. Under this treatment, if you are a U.S. Holder, your annual taxable income from (and adjusted tax basis in) the notes would be greater than if it were based on the comparable yield, and any loss recognized upon a disposition of the notes (including upon maturity) would be capital loss, the deductibility of which is subject to limitations. Accordingly, this alternative treatment could result in adverse tax consequences to you.

The discussions in the preceding paragraphs, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” (and in particular the subsection thereof entitled “— Tax Consequences to U.S. Holders — Notes with a Term of More than One Year — Notes Treated as Contingent Payment Debt Instruments”) in the accompanying product supplement, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Comparable Yield and Projected Payment Schedule

We will determine the comparable yield for the notes and will provide that comparable yield, and the related projected payment schedule, in the pricing supplement for the notes, which we will file with the SEC. If the notes had priced on September 30, 2022 and we had

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determined the comparable yield on that date, it would have been an annual rate of 4.92%, compounded semiannually. The actual comparable yield that we will determine for the notes may be higher or lower than 4.92%, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual supplemental redemption amount, if any, that we will pay on the notes.
Supplemental use of proceeds and hedging:

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “How the Notes Work” in this document for an illustration of the risk-return profile of the notes and “Basket Overview” in this document for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement.

Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the notes in the secondary market, but is not required to do so. JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management. In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each note.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the notes and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” in the accompanying product supplement.

We expect that delivery of the notes will be made against payment for the notes on or about the original issue date set forth on the front cover of this document, which will be the third business day following the pricing date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions (“NI 45-106”) or subsection 73.3(1) of the Securities Act (Ontario) (the “OSA”), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations (“NI-33-103”).

Accordingly, by placing a purchase order for the notes, each purchaser of notes in Canada will be deemed to have represented to the issuer, the guarantor and each agent and dealer participating in the sale of the notes that such purchaser:

•       is an “accredited investor” as defined in section 1.1 of NI 45-106 or subsection 73.3(1) of the OSA and is either purchasing the notes as principal for its own account, or is deemed to be purchasing the notes as principal by applicable law;

•       is a “permitted client” as defined in section 1.1 of NI 31-103 and, in particular, if the purchaser is an individual, he or she beneficially owns financial assets (as defined in section 1.1 of NI 45-106) having an aggregate realizable value that, before taxes but net of any related liabilities, exceeds CAD $5,000,000;

•       is not a company or other entity created or being used solely to purchase or hold notes as an “accredited investor”; and

•       is not an “insider” of the issuer or the guarantor and is not registered as a dealer, adviser or otherwise under the securities laws of any province or territory of Canada.

The notes are being distributed in Canada on a private placement basis only and therefore any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Each of the issuer and the guarantor is not a reporting issuer in any province or territory in Canada and the notes are not listed on any stock exchange in Canada

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and there is currently no public market for the notes in Canada. Each of the issuer and the guarantor currently has no intention of becoming a reporting issuer in Canada, filing a prospectus with any securities regulatory authority in Canada to qualify the resale of the notes to the public, or listing its notes on any stock exchange in Canada. Canadian purchasers are advised to seek legal advice prior to any resale of the notes.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this document (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

The issuer, the guarantor, the agents and the dealers are relying on the statutory exemption contained in section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), which provides that the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering are not applicable.

By purchasing notes, the purchaser acknowledges that the issuer, the guarantor, the agents and the dealers and their respective agents and advisers may each collect, use and disclose its name, telephone number, address, the number and value of any notes purchased and other specified personally identifiable information (the “personal information”), including the principal amount of notes that it has purchased and whether the purchaser is an “insider” of the issuer or the guarantor or a “registrant” for purposes of meeting legal, regulatory and audit requirements and as otherwise permitted or required by law or regulation. By purchasing notes, the purchaser consents to the foregoing collection, use and disclosure of the personal information pertaining to the purchaser.

Furthermore, by purchasing notes, the purchaser acknowledges that the personal information concerning the purchaser (A) will be disclosed to the relevant Canadian securities regulatory authorities and may become available to the public in accordance with the requirements of applicable securities and freedom of information laws and the purchaser consents to the disclosure of the personal information; (B) is being collected indirectly by the applicable Canadian securities regulatory authority under the authority granted to it in securities legislation; and (C) is being collected for the purposes of the administration and enforcement of the applicable Canadian securities legislation. By purchasing notes, the purchaser shall be deemed to have authorized such indirect collection of the personal information by the relevant Canadian securities regulatory authorities.

Questions about the indirect collection of personal information should be directed to the securities regulatory authority in the province of the purchaser, using the following contact information: in British Columbia, the British Columbia Securities Commission can be contacted at P.O. Box 10142, Pacific Center, 701 West Georgia Street, Vancouver, British Columbia V7Y 1L2 or at (604) 899-6500 or 1-800-373-6393; in Alberta, the Alberta Securities Commission can be contacted at Suite 600, 250 – 5th Street SW, Calgary, Alberta T2P 0R4 or at (403) 297-6454 or 1-877-355-0585; in Saskatchewan, the Financial and Consumer Affairs Authority of Saskatchewan can be contacted at Suite 601 – 1919 Saskatchewan Drive, Regina, Saskatchewan S4P 4H2 or at (306) 787-5842; in Manitoba, The Manitoba Securities Commission can be contacted at 500 – 400 St. Mary Avenue, Winnipeg, Manitoba R3C 4K5 or at (204) 945-2561 or 1-800-655-5244; in Ontario, the Ontario Securities Commission can be contacted at 20 Queen Street West, 22nd Floor, Toronto, Ontario M5H 3S8 or at (416) 593-8314 or 1-877-785-1555; in Québec, the Autorité des marchés financiers can be contacted at 800, Square Victoria, 22e étage, C.P. 246, Tour de la Bourse, Montréal, Québec H4Z 1G3 or at (514) 395-0337 or 1-877-525-0337; in New Brunswick, the Financial and Consumer Services Commission (New Brunswick) can be contacted at 85 Charlotte Street, Suite 300, Saint John, New Brunswick E2L 2J2 or at (506) 658-3060 or 1-866-933-2222; in Nova Scotia, the Nova Scotia Securities Commission can be contacted at Suite 400, 5251 Duke Street, Duke Tower, P.O. Box 458, Halifax, Nova Scotia B3J 2P8 or at (902) 424-7768; in Prince Edward Island, the Prince Edward Island Securities Office can be contacted at 95 Rochford Street, 4th Floor Shaw Building, P.O. Box 2000, Charlottetown, Prince Edward Island C1A 7N8 or at (902) 368-4569; and in Newfoundland and Labrador, the Director of Securities of the Government of Newfoundland and Labrador’s Financial Services Regulation Division can be contacted at P.O. Box 8700, Confederation Building, 2nd Floor, West Block, Prince Philip Drive, St. John's, Newfoundland and Labrador A1B 4J6 or at (709) 729-4189; and (b) has authorized the indirect collection of the personal

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information by the securities regulatory authority or regulator in the local jurisdiction.

The purchaser acknowledges that each of the issuer and the guarantor is an entity formed under the laws of a jurisdiction outside of Canada. Some or all of the managers and officers of the issuer or the guarantor may be located outside Canada and, as a result, it may not be possible for purchasers to effect service of process within Canada upon such entity or such persons. All or a substantial portion of the assets of each of the issuer and the guarantor may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment in Canada against the issuer, the guarantor or their respective directors and officers or to enforce a judgment obtained in Canadian courts against the issuer, the guarantor or such persons outside of Canada. The notes will not be governed by the laws of any province or territory of Canada. Accordingly, it may not be possible to enforce notes in accordance with their terms in a Canadian court.

This document does not address the Canadian tax consequences of ownership of notes. Prospective purchasers should consult their own tax advisors with respect to the Canadian and other tax considerations applicable to them.

Supplemental information about the form of the notes:	The notes will initially be represented by a type of global security that we refer to as a master note. A master note represents multiple notes that may be issued at different times and that may have different terms. The trustee and/or paying agent will, in accordance with instructions from us, make appropriate entries or notations in its records relating to the master note representing the notes to indicate that the master note evidences the notes.
Where you can find more information:

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this document together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement.

This document, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•    Product supplement no. 2-II dated November 4, 2020:

http://www.sec.gov/Archives/edgar/data/19617/000095010320021465/crt_dp139320-424b2.pdf

•    Prospectus supplement and prospectus, each dated April 8, 2020:

http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.

As used in this document, “we,” “us,” and “our” refer to JPMorgan Financial.

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